99.3	Summary of Fourth Supplemental Indenture to Indenture among Res-Care, Inc., as Issuer, the Guarantors Party thereto (subsidiaries of ResCare), and Wells Fargo Bank, National Association, as Trustee.

     The Fourth Supplemental Indenture deletes in their entirety the following restrictive covenants and references thereto in the Indenture:

Section 4.02	•	Reports to Holders. Requires the Company to file certain reports with the Securities and Exchange Commission and to deliver to Holders and others certain information.

Section 4.05	•	Taxes. Requires the Company to timely pay all material taxes, assessments and governmental levies.

Section 4.06	•	Limitations on Additional Indebtedness. Limits the ability of the Company or any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, with certain exceptions.

Section 4.07	•	Limitations on Layering Indebtedness. Limits the ability of the Company and the Guarantors to incur Indebtedness that is or purports to be by its terms or otherwise contractually subordinated to any other Indebtedness of the Company or a Guarantor unless such Indebtedness is also by its terms or otherwise contractually made expressly subordinate to the Notes or the Note Guarantee of such Guarantor.

Section 4.08	•	Limitations on Restricted Payments. Limits the ability of the Company or any of its Restricted Subsidiaries to make Restricted Payments if after giving effect to the proposed Restricted Payment: (i) a Default will have occurred and be continuing or would result therefrom; (ii) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (iii) the aggregate amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than certain permitted Restricted Payments) exceeds the sum of the Restricted Payments Basket.

Section 4.10	•	Limitations on Transactions with Affiliates. Limits the ability of the Company or any of its Restricted Subsidiaries to engage in an Affiliate Transaction unless specified criteria are satisfied.

Section 4.11	•	Limitations on Liens. Limits the ability of the Company or any of its Restricted Subsidiaries to create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against the assets of the Company or any Restricted Subsidiary unless specified criteria are satisfied.

Section 4.12	•	Conduct of Business. Limits the ability of the Company or any of its Restricted Subsidiaries to conduct business other than the Permitted Business.

Section 4.14	•	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. Limits the ability of the Company or any of its Restricted

Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to pay dividends, make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, or transfer any of its assets to the Company or any other Restricted Subsidiary, subject to certain exceptions.

Section 4.15	•	Limitations on Designation of Unrestricted Subsidiaries. Limits the ability of the Company to designate any Subsidiary of the Company as an “Unrestricted Subsidiary” and prohibits designation as an Unrestricted Subsidiary unless certain conditions are satisfied.

Section 4.16	•	Limitations on Sale and Leaseback Transactions. Limits the ability of the Company or any of its Restricted Subsidiaries to enter into a Sale and Leaseback Transaction, subject to certain exceptions.

Section 4.18	•	Payments for Consent. Prohibits the Company and any Subsidiaries from paying any Holder of any Notes for any consent, waiver, or amendment of any of the terms or provisions of the Indenture or the Notes unless certain conditions are met.

Section 5.01	•	Limitations on Mergers, Consolidations. Limits the ability of the Company to engage in mergers, consolidations or asset sales, unless certain conditions are met.
     The Fourth Supplemental Indenture deletes following events of default in their entirety from the Indenture:
•	the failure by the Company to comply with any agreement or covenant in the Indenture (other than covenants with respect to timely payment of principal and interest on the Notes, mergers and consolidation, limitations on asset sales and change of control offers) and continuance of this failure for 30 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

•	default (as conditioned under Section 6.01(5) of the Indenture) under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, and the principal amount of such Indebtedness totals $15.0 million or more;

•	any judgment in excess of $15.0 million (net of amounts covered by insurance or bonded) for the payment of money entered against the Company or any Restricted Subsidiary and such judgment remains outstanding for 60 days; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary.